Exhibit 4.3

Replacement Capital Covenant, dated as of October 23, 2006 (this “Replacement Capital Covenant”), by Southern Union Company, a Delaware corporation (together with its successors and assigns, the “Corporation”), in favor of and for the benefit of each Covered Debtholder (as defined below).

Recitals

A. On the date hereof, the Corporation is issuing $600,000,000 aggregate principal amount of its 2006 Series A Junior Subordinated Notes Due 2066 (the “Notes”).

B. This Replacement Capital Covenant is the “Replacement Capital Covenant” referred to in the Prospectus Supplement, dated October 18, 2006, relating to the Notes.

C. The Corporation, in entering into and disclosing the content of this Replacement Capital Covenant in the manner provided below, is doing so with the intent that the covenants provided for in this Replacement Capital Covenant be enforceable by each Covered Debtholder and the Corporation be estopped from disregarding the covenants in this Replacement Capital Covenant, in each case to the fullest extent permitted by applicable law.

NOW, THEREFORE, the Corporation hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder.

SECTION 1.  Definitions.  Capitalized terms used in this Replacement Capital Covenant (including the Recitals) have the meanings set forth in Schedule I hereto.

SECTION 2.  Limitations on Redemption and Repurchase of Notes.  The Corporation hereby promises and covenants to and for the benefit of each Covered Debtholder that the Corporation and its Subsidiaries shall not redeem or repurchase all or any part of the Notes on or before October 31, 2036 except to the extent that the total redemption or repurchase price therefor is equal to or less than the sum of (i) the Applicable Percentage of the aggregate net cash proceeds received by the Corporation or its Subsidiaries from non-affiliates during the 180 days prior to the applicable redemption or repurchase date from the issuance and sale of Common Stock of the Corporation plus (ii) 100% of the aggregate net cash proceeds received by the Corporation or its Subsidiaries from non-affiliates during the 180 days prior to the applicable redemption or repurchase date from the issuance and sale of Qualifying Capital Securities of the Corporation (other than Common Stock). For the avoidance of doubt, persons covered by Corporation’s dividend reinvestment plan, direct stock purchase plan and employee benefit plans shall be deemed non-affiliates for purposes of this Section 2.

SECTION 3.  Covered Debt.  (a)  The Corporation represents and warrants that the Initial Covered Debt is Eligible Debt.

(b)  (i)  During the period commencing on the earlier of (x) the date two years and 30 days prior to the final maturity date for the then effective Covered Debt and (y) the date on which the Corporation gives notice of redemption of the then effective Covered Debt, if such redemption is in whole or in part and, after giving effect to such redemption, the outstanding principal of such Covered Debt would be less than $100,000,000, or (ii) if earlier than the date specified in clauses (x) and (y) of this Section 3(b)(i), on the date on which the Corporation or a Subsidiary of the Corporation repurchases the then effective Covered Debt in whole or in part and, after giving effect to such repurchase, the outstanding principal amount of such Covered Debt would be less than $100,000,000, the Corporation shall identify the series of Eligible Debt that will become the Covered Debt on the related Redesignation Date in accordance with the following procedures:

(A)  the Corporation shall identify each series of its then outstanding long-term indebtedness for money borrowed that is Eligible Debt;

(B)  if only one series of the Corporation’s then outstanding long-term indebtedness for money borrowed is Eligible Debt, such series shall become the Covered Debt commencing on the related Redesignation Date;

(C)  if the Corporation has more than one outstanding series of long-term indebtedness for money borrowed that is Eligible Debt, then the Corporation shall identify the series that has the latest occurring final maturity date as of the date the Corporation is applying the procedures in this Section 3(b) and such series shall become the Covered Debt on the upcoming Redesignation Date;

(D)  the series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to clause (B) or (C) above shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to but not including the Redesignation Date as of which a new series of outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b); and

(E)  in connection with such identification of a new series of Covered Debt, the Corporation shall give the notice provided for in Section 3(d) within the time frame provided for in such section.

(c)  Notwithstanding any other provisions of this Replacement Capital Covenant, if a series of Eligible Senior Debt has become the Covered Debt in accordance with Section 3(b), on the date on which the Corporation or a Subsidiary of the Corporation issues a new series of Eligible Subordinated Debt, then immediately upon such issuance such series shall become the Covered Debt and the applicable series of Eligible Senior Debt shall cease to be Covered Debt.

(d)  Notice. In order to give effect to the intent of the Corporation described in Recital C and Section 5(c), the Corporation covenants that (a) simultaneously with the execution of this Replacement Capital Covenant, or as soon as practicable after the date hereof, it shall give notice to the Holders of the Initial Covered Debt, in the manner provided in the indenture relating to the Initial Covered Debt, of this Replacement Capital Covenant and the rights granted to such Holders hereunder; (b) so long as the Corporation is a reporting company under the Securities Exchange Act, the Corporation will include in each annual report filed with the Commission on Form 10-K under the Securities Exchange Act a description of the covenant set forth in Section 2 and identify the series of long-term indebtedness for borrowed money that is Covered Debt as of the date such Form 10-K is filed with the Commission; (c) if a series of the Corporation’s long-term indebtedness for money borrowed (1) becomes Covered Debt or (2) ceases to be Covered Debt, give notice of such occurrence within 30 days to the holders of such long-term indebtedness for money borrowed in the manner provided for in the indenture, fiscal agency agreement or other instrument under which such long-term indebtedness for money borrowed was issued and report such change in the Corporation’s next quarterly report on Form 10-Q or annual report on Form 10-K, as applicable; (d) if, and only if, the Corporation ceases to be a reporting company under the Securities Exchange Act, post on its website the information otherwise required to be included in Securities Exchange Act filings pursuant to clauses (b) and (c) above; and (e) promptly upon request by any Holder of Covered Debt, provide such Holder with an executed copy of this Replacement Capital Covenant.

SECTION 4.  Termination and Amendment. (a)  The obligations of the Corporation pursuant to this Replacement Capital Covenant shall remain in full force and effect until the earliest date (the “Termination Date”) to occur of (i) [_______], 2036, (ii) the date, if any, on which the Holders of at least 51% by principal amount of the then effective series of Covered Debt consent or agree in writing to the termination of the obligations of the Corporation hereunder and (iii) the date on which the Corporation ceases to have any series of outstanding Eligible Senior Debt or Eligible Subordinated Debt (in each case without giving effect to the rating requirement in clause (ii) of the definition of each such term). From and after the Termination Date, the obligations of the Corporation pursuant to this Replacement Capital Covenant shall be of no further force and effect with respect to the Holders, or otherwise.

(b)  This Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed by the Corporation with the consent of the Holders of at least 51% by principal amount of the then effective series of Covered Debt, provided that this Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed by the Corporation (and without the consent of the Holders) if such amendment or supplement is not adverse to the Holders of the then-effective series of Covered Debt and an officer of the Corporation has delivered to the Holders of the then-effective series of Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the Holders of the then-effective series of Covered Debt.

(c)  For purposes of Sections 4(a) and 4(b), the Holders whose consent or agreement is required to terminate, amend or supplement this Replacement Capital Covenant or the obligations of the Corporation hereunder shall be the Holders of the then effective Covered Debt as of a record date established by the Corporation that is not more than 30 days prior to the date on which the Corporation proposes that such termination, amendment or supplement becomes effective.

SECTION 5.  Miscellaneous. (a)  This Replacement Capital Covenant shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law principles.

(b)  This Replacement Capital Covenant shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Covered Debtholders as they exist from time-to-time (it being understood and agreed by the Corporation that any Person who is a Covered Debtholder at the time such Person acquires or immediately after such Person sells Covered Debt shall retain its status as a Covered Debtholder for so long as the series of long-term indebtedness for borrowed money owned by such Person is Covered Debt and, if such Person initiates a claim or proceeding to enforce its rights under this Replacement Capital Covenant after the Corporation has violated its covenants in Section 2 and before the series of long-term indebtedness for money borrowed held by such Person is no longer Covered Debt, such Person’s rights under this Replacement Capital Covenant shall not terminate by reason of such series of long-term indebtedness for money borrowed no longer being Covered Debt).

(c)  The Corporation acknowledges that reliance by each Covered Debtholder upon the covenants in this Replacement Capital Covenant is reasonable and foreseeable by the Corporation and that, were the Corporation to disregard its covenants in this Replacement Capital Covenant, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants.

(d)  All demands, notices, requests and other communications to the Corporation under this Replacement Capital Covenant shall be deemed to have been duly given and made if in writing and (i) if served by personal delivery upon the Corporation, on the day so delivered (or, if such day is not a Business Day, the next succeeding Business Day), (ii) if delivered by registered post or certified mail, return receipt requested, or sent to the Corporation by a national or international courier service, on the date of receipt by the Corporation (or, if such date of receipt is not a Business Day, the next succeeding Business Day), or (iii) if sent by telecopier, on the day telecopied, or if not a Business Day, the next succeeding Business Day, provided that the telecopy is promptly confirmed by telephone confirmation thereof, and in each case to the Corporation at the address set forth below, or at such other address as the Corporation may thereafter post on its website as the address for notices under this Replacement Capital Covenant:

Southern Union Company

Attention:

Facsimile No:

IN WITNESS WHEREOF, the Corporation has caused this Replacement Capital Covenant to be executed by its duly authorized officer as of the day and year first above written.

                                                            Southern Union Company

                                                            By:    /s/Robert M. Kerrigan, III
                                                                Name:  Robert M. Kerrigan, III
                                                                Title:    Vice President, Assistant General
                                                                      Counsel and Secretary

NY12533:207803.5

Definitions

“Alternative Payment Mechanism” means, with respect to any securities or combination of securities referred to in the definition of Qualifying Capital Securities, that such securities or related transaction agreements include a provision to the effect that, if the Corporation has exhausted its rights to defer Distributions at its option pursuant to an Optional Deferral Provision or if any Mandatory Trigger Provision has become applicable, the Corporation may or shall, as applicable, unless a Market Disruption Event has occurred and is continuing, (i) issue and sell shares of its common stock and/or Qualifying Non-Cumulative Preferred Stock, as applicable, during the 180 days prior to each applicable Distribution Date, in amount such that the net proceeds of such sale shall equal or exceed such Distributions and (ii) apply the net proceeds of such sale to pay Distributions to be paid in full.

“Applicable Percentage” means, in respect of any issuance and sale of Common Stock during the 180 days prior to the date of redemption or repurchase of any Notes, 400%.

“Board of Directors” means the Board of Directors of the Corporation or a duly constituted committee thereof.

“Business Day” means each day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Equity Units” means a security or combination of securities that (i) gives the holders (a) a beneficial interest in a fixed income security of the Corporation (including a debt security, a trust preferred security of a subsidiary trust or preferred stock) that has a maturity no greater than six years and (b) a beneficial interest in a stock purchase contract; (ii) includes a remarketing feature pursuant to which the fixed income security is required to be remarketed to new investors within four years from the date of issuance of the security; and (iii) provides for the proceeds raised in the remarketing to be used to purchase a determinable number of shares of Common Stock (which may be determinable within a range) pursuant to the stock purchase contract.

“Common Stock” means common stock of the Corporation (including treasury shares of common stock and shares of common stock sold pursuant to the Corporation’s dividend reinvestment plan, direct stock purchase plan and employee benefit plans).

“Corporation” has the meaning specified in the introduction to this instrument.

“Covered Debtholder” means each Person (whether a Holder or a beneficial owner holding through a participant in a clearing agency) that buys, holds or sells long-term indebtedness for money borrowed of the Corporation during the period that such long-term indebtedness for money borrowed is Covered Debt, provided that a Person who has sold all its right, title and interest in Covered Debt shall cease to be a Covered Debtholder at the time of such sale if, at such time, the Corporation has not breached or repudiated, or threatened to breach or repudiate, its obligations hereunder.

“Covered Debt” means (i) at the date of this Replacement Capital Covenant and continuing to but not including the first Redesignation Date, the Initial Covered Debt and (ii) thereafter, commencing with each Redesignation Date and continuing to but not including the next succeeding Redesignation Date, the Eligible Debt identified pursuant to Section 3(b) as the Covered Debt for such period.

“Distribution Date” means, as to any securities or combination of securities, the dates on which periodic Distributions on such securities are scheduled to be made.

“Distribution Period” means, as to any securities or combination of securities, each period from and including a Distribution Date for such securities to but not including the next succeeding Distribution Date for such securities.

“Distributions” means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not Subsidiaries of the Corporation.

“Eligible Debt” means, at any time, Eligible Subordinated Debt or, if no Eligible Subordinated Debt is then outstanding, Eligible Senior Debt.

“Eligible Senior Debt” means, at any time in respect of any issuer, each series of outstanding long-term indebtedness for money borrowed of such issuer that (i) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks most senior among the issuer’s then outstanding classes of indebtedness for money borrowed; (ii) is then assigned a rating by at least one NRSRO (provided that this clause shall apply on a Redesignation Date only if on such date the issuer has outstanding senior long-term indebtedness for money borrowed that satisfies the requirements of clauses (i), (iii) and (iv) that is then assigned a rating by at least one NRSRO); (iii) has an outstanding principal amount of not less than $100,000,000; and (iv) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Eligible Subordinated Debt” means, at any time in respect of any issuer, each series of the issuer’s then outstanding long-term indebtedness for money borrowed that (i) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks subordinate to the issuer’s then outstanding series of indebtedness for money borrowed that ranks most senior; (ii) is then assigned a rating by at least one NRSRO (provided that this clause (ii) shall apply on a Redesignation Date only if on such date the issuer has outstanding subordinated long-term indebtedness for money borrowed that satisfies the requirements in clauses (i), (iii) and (iv) that is then assigned a rating by at least one NRSRO); (iii) has an outstanding principal amount of not less than $100,000,000; and (iv) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Explicit Replacement Covenant” means, as to any security or combination of securities, that the Corporation has made a covenant substantially similar to the Replacement Capital Covenant to the effect that the Corporation will redeem or repurchase such securities only if and to the extent that the total redemption or repurchase price is equal to or less than the net proceeds received from the issuance and sale of Qualifying Capital Securities, substantially as defined herein but as applied to such securities instead of to the Notes, raised within 180 days prior to the applicable redemption or repurchase date, and that the Board of Directors has determined that such covenant is binding on the Corporation for the benefit of one or more series of the Corporation’s long-term indebtedness for money borrowed to the same extent as this Replacement Capital Covenant is binding on the Corporation for the benefit of the Holders of the Initial Covered Debt.

“Holder” means, as to the Covered Debt then in effect, each holder of such Covered Debt as reflected on the securities register maintained by or on behalf of the Corporation with respect to such Covered Debt.

“Initial Covered Debt” means the 8.25% Senior Notes due 2029, issued by the Corporation on October 27, 1999 (CUSIP No. 844030AC0).

“Intent-Based Replacement Disclosure” means, as to any security or combination of securities issued, directly or indirectly, by the Corporation, that the Corporation has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by the Corporation under the Securities Exchange Act prior to or contemporaneously with the issuance of such securities, that the Corporation will redeem or repurchase such securities only with the proceeds of Qualifying Capital Securities, substantially as defined herein but as applied to such securities instead of to the Notes, raised within 180 days prior to the applicable redemption or repurchase date.

            “Mandatory Trigger Provision” means, as to any security or combination of securities, provisions in the terms thereof or in the related transaction agreements that (A) require, or at its option in the case of perpetual Non-Cumulative Preferred Stock permit, the issuer of such security or combination of securities to make payment of Distributions on such securities only in connection with the issuance and sale of shares of its Common Stock, or Qualifying Non-Cumulative Preferred Stock, within two years of a failure to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in amount such that the net proceeds of such sale at least equal the amount of unpaid Distributions on such securities (including without limitation all deferred and accumulated amounts) and in either case requires the application of the net proceeds of such sale to pay such unpaid Distributions, (B) in the case of securities other than perpetual Non-Cumulative Preferred Stock, prohibit the issuer from repurchasing any shares of its Common Stock prior to the date six months after the issuer applies the net proceeds of the sales described in clause (A) to pay such unpaid Distributions in full, (C) upon any liquidation, dissolution, winding up, reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such securities (other than perpetual Non-Cumulative Preferred Stock) for Distributions that accumulate during a period in which the Corporation fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements to (x) 25% of the principal amount of such securities then outstanding in the case of securities not permitting the issuance and sale pursuant to the provisions described in clause (A) above of securities other than Common Stock or (y) two years of accumulated and unpaid Distributions (including compounded amounts thereon) in all other cases and (D) limit the issuer's use of Qualifying Non-Cumulative Preferred Stock for purposes of making payments of Distributions on such securities to a liquidation amount not in excess of 25% of the initial aggregate liquidation amount (in the case of perpetual Non-Cumulative Preferred Stock) or the initial aggregate principal amount (in the case of securities other than perpetual Non-Cumulative Preferred Stock). No remedy other than Permitted Remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer's failure to pay Distributions because of the Mandatory Trigger Provision or as a result of the issuer's exercise of its right under an Optional Deferral Provision until Distributions have been deferred for one or more Distribution Periods that total together at least ten years.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(i)  trading in securities generally, or in the Corporation’s securities specifically, on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Corporation’s common stock or preferred stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted;

(ii)  the Corporation would be required to obtain the consent or approval of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue shares of the Corporation’s common stock or Qualifying Non-Cumulative Preferred Stock and the Corporation fails to obtain that consent or approval notwithstanding the Corporation’s commercially reasonable efforts to obtain that consent or; or

(iii)  an event occurs and is continuing as a result of which the offering document for the offer and sale of the Corporation’s common stock or perpetual non-cumulative preferred stock would, in the Corporation’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (A) the disclosure of that event at the time the event occurs, in the Corporation’s reasonable judgment, would have a material adverse effect on the Corporation’s business or (B) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Corporation’s ability to consummate that transaction, provided that one or more events described in this subsection (iii) shall not constitute a Market Disruption Event with respect to more than one interest payment date.

“Non-Cumulative Preferred Stock” means preferred or preference stock having Distributions which may be skipped by the issuer thereof for any number of distribution periods without any remedy arising under the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of such issuer’s failure to pay Distributions, other than Permitted Remedies (except for those described under clause (iii) of the definition thereof).

“Notes” has the meaning specified in Recital A.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act.

“Optional Deferral Provision” means, as to any security or combination of securities, a provision in the terms thereof or of the related transaction agreements, substantially similar to Section 4.1 of the Second Supplemental Indenture, to the effect that the issuer thereof may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to ten years without any remedy other than Permitted Remedies as a result of such issuer’s failure to pay Distributions.

“Permitted Remedies” means, as to any security or combination of securities, any one or more of (i) rights in favor of the holders thereof permitting such holders to elect one or more directors of the Corporation (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), (ii) prohibitions on the Corporation paying Distributions on or repurchasing common stock or other securities that rank junior as to Distributions to such securities for so long as Distributions on such securities, including deferred distributions, have not been paid in full or to such lesser extent as may be specified in the terms of such securities, and (iii) provisions obliging the Corporation to cause such unpaid Distributions to be paid in full pursuant to an Alternative Payment Mechanism.

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Qualifying Capital Securities” shall mean securities that meet one or more of the following criteria in the determination of the Board of Directors reasonably construing the definitions and terms of this Replacement Capital Covenant:

(a)  Common Stock;

(b)  Common Equity Units;

(c)  Non-Cumulative Preferred Stock having either:

(i)  (A) no maturity or a maturity of at least 60 years and (B) Intent-Based Replacement Disclosure; or

(ii)  (A) a maturity of at least 40 years and (B) an Explicit Replacement Covenant;

(d)  preferred stock having cumulative Distributions and either:

(i)  (A) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (B) a requirement that the preferred stock converts into common stock of the Corporation within three years from the date of issuance at a conversion ratio within a range established at the time of issuance of the preferred stock; or

(ii)  (A) no maturity or a maturity of at least 60 years and (B) either an Explicit Replacement Covenant or Intent-Based Replacement Disclosure; or

(e)  other securities that

(i)  rank upon on a liquidation, dissolution or winding-up of the Corporation pari passu with or junior to the Notes; and

(ii)  include a distribution deferral provision, in the terms thereof or in the related transaction agreements, substantially similar to Section 4.1 of the Second Supplemental Indenture; and

(iii)  have a maturity greater than 30 years with an Explicit Replacement Covenant.

“Qualifying Non-Cumulative Preferred Stock” means preferred or preference stock of the Corporation that (i) is Non-Cumulative Preferred Stock, (ii) ranks pari passu with or junior to other preferred stock of the Corporation, (iii) is perpetual and (iv) either by its terms or when taken together with any related transaction agreements has either (A) an Explicit Replacement Covenant or (B) a Mandatory Trigger Provision and Intent-Based Replacement Disclosure.

“Redesignation Date” means, as to the then effective Covered Debt, the earliest of (i) the date that is two years prior to the final maturity date of such Covered Debt, (ii) if the Corporation elects to redeem, or the Corporation or a Subsidiary of the Corporation elects to repurchase, such Covered Debt either in whole or in part with the consequence that after giving effect to such redemption or repurchase the outstanding principal amount of such Covered Debt is less than $100,000,000, the applicable redemption or repurchase date and (iii) if the then outstanding Covered Debt is not Eligible Subordinated Debt, the date on which the Corporation issues long-term indebtedness for money borrowed that is Eligible Subordinated Debt.

“Replacement Capital Covenant” has the meaning specified in the introduction to this instrument.

“Second Supplemental Indenture” means the Second Supplemental Indenture, dated as of October [20], 2006, to the Indenture, dated as of May 10, 1995, between the Corporation and JPMorgan Chase Bank, N.A., as trustee.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Subsidiary” means, at any time, any Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by another Person.